Exhibit 99.1

Company Contacts:

Tessera Technologies, Inc.

Robert Andersen, 408-321-6779

Executive Vice President and Chief Financial Officer

- or -

The Piacente Group | Investor Relations

Don Markley or Glenn Garmont, 212-481-2050

tessera@tpg-ir.com

Oct 30, 2014

Tessera Technologies Announces Third Quarter 2014 Results

— Total Revenue Increases 150% to $93.3 Million Year-Over-Year —

—Recurring Revenue Increases 70% to $47.3 Million Year-Over-Year—

— Board Authorizes $100 Million Increase in Repurchase Authorization —

SAN JOSE, Calif.—(BUSINESS WIRE)— Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) today announced financial results for the third quarter of 2014. Total revenue from continuing operations was $93.3 million, in line with the Company’s guidance range of $92 to $94 million. GAAP net income for the third quarter of 2014 was $108.7 million, or $2.04 per diluted share, which includes a $40.4 million benefit from income taxes recorded in continuing operations and $7.6 million benefit from income taxes recorded in discontinued operations, both as a result of reversing a portion of the valuation allowance for net deferred tax assets. Non-GAAP net income for the third quarter of 2014 was $47.1 million, or $0.87 per diluted share.

“We are very pleased with the growth in revenue and profitability this quarter,” said Tom Lacey, CEO of Tessera. “These financial results are the direct result of the hard work and focus of our employees to develop and license our valuable technologies to our customers. They also reflect management’s ongoing commitment to pursue collaboration with our technology partners, using litigation only when absolutely necessary. I remain very optimistic about our growth prospects for our business going forward.”

Third Quarter 2014 Results

Revenue from continuing operations was $93.3 million in the third quarter of 2014 compared with revenue from continuing operations of $37.3 million in the third quarter of 2013. The $56.0 million year-over-year increase in revenue includes $36.5 million greater episodic revenue in the third quarter of 2014 compared with the third quarter of 2013. Episodic revenue, which fluctuates from quarter to quarter, totaled $46.0 million in the third quarter of 2014 compared with $9.5 million in the third quarter of 2013. Recurring revenue increased $19.6 million year-over-year to $47.3 million in the third quarter of 2014 compared with $27.8 million in the third quarter of 2013.

Operating expenses from continuing operations were $31.3 million in the third quarter of 2014, compared with $38.2 million in the third quarter of 2013, a decrease of $6.9 million. Litigation expense decreased by $6.9 million, or 54%, from the third quarter of 2013, as the Company had fewer legal proceedings outstanding in the third quarter of 2014 compared with 2013. Research and development expenses in the third quarter of 2014 were $10.3 million, an increase of $1.9 million or 23% over the prior-year period, reflecting the Company’s continued focus on innovation around its core technologies.

Net income from continuing operations for the third quarter of 2014 was $102.7 million, or $1.93 per diluted share, compared with a net loss from continuing operations for the third quarter of 2013 of $34.2 million, or $(0.63) per basic share. Net income from continuing operations in the third quarter of 2014 includes a $40.4 million tax benefit resulting from the reversal of a portion of the valuation allowance for net deferred tax assets. Net loss from continuing operations in the third quarter of 2013 includes a $33.4 million provision for income taxes, which included a valuation allowance recorded for net deferred tax assets.

Non-GAAP net income from continuing operations for the third quarter of 2014 was $47.1 million, or $0.87 per diluted share, compared with non-GAAP net loss from continuing operations in the third quarter of 2013 of $26.8 million, or $(0.48) per basic share. Non-GAAP net income/loss from continuing operations is defined as income/loss and operating expenses adjusted for discontinued operations, restructuring and other exit costs, acquired intangible asset amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets and goodwill, and related tax effects. In the third quarter of 2014 our non-GAAP net income from continuing operations excluded tax benefits of $63.4 million, primarily related to the reversal of a portion of the valuation allowance during the quarter.

Discontinued Operations

Net income from discontinued operations in the third quarter of 2014 totaled $6.0 million, or $0.11 per diluted share, compared with a net loss from discontinued operations in the third quarter of 2013 of $36.8 million, or $0.68 per basic share. The net income from discontinued operations in the third quarter of 2014 includes $7.6 million of tax benefit related to the reversal of a portion of the valuation allowance for net deferred tax assets recorded during the quarter.

Balance Sheet

Total current assets were $430.8 million as of September 30, 2014, an increase of $38.5 million from December 31, 2013. Cash, cash equivalents and short-term investments were $398.7 million as of September 30, 2014, an increase of $39.1 million from December 31, 2013. The increase in cash and current assets in the first nine months of the fiscal year reflects strong profitability partially offset by $50.0 million of year-to-date common stock repurchases and $43.0 million of year-to-date dividend payments.

Dividends

On September 23, 2014, $5.3 million was paid to stockholders of record as of September 2, 2014, for the quarterly cash dividend of $0.10 per share of common stock.

Additionally, on October 30, 2014, the Board of Directors approved a regular quarterly dividend of $0.10 per share of common stock, payable on December 17, 2014 to shareholders of record on November 26, 2014.

Stock Repurchase Program

During the third quarter of 2014, the Company repurchased 162,000 shares of common stock for an aggregate amount of $4.6 million. These purchases were executed under the Company’s stock repurchase program. As of September 30, the Company had $60.8 million remaining under its current repurchase program. Additionally, the Company announced today that its board of directors approved an increase in its stock repurchase program by $100 million to $250 million total, with a resulting balance (taking into account prior purchases) of approximately $160 million.

Financial Guidance

For the fourth quarter of 2014, the Company’s guidance is as follows:

The Company expects total revenue to be between $50 million and $54 million. Operating expenses are expected to be between $31 million and $33 million. The Company expects approximately $4.7 million of amortization of intangible assets and $3.2 million of stock-based compensation expense. The Company also expects a loss from discontinued operations of approximately $0.8 million.

Conference Call Information

The Company will hold its third quarter ended September 30, 2014, earnings conference call at 2:00 PM Pacific time (5:00 PM Eastern time) today. To access the call in the U.S., please dial (888) 723-9308, and for international callers dial (615) 489-8916, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet at www.tessera.com and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (855) 859-2056. International callers please dial (404) 537-3406. Enter access code 17192009.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results and guidance and the Company’s growth prospects. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; and the impact of competing technologies on the demand for the Company’s technologies. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2013, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. and its subsidiaries (the Company) generate revenue from licensing to manufacturers and other implementers that use the Company’s technology in areas such as mobile computing and communications, memory and data storage, and 3-D Integrated Circuit technologies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, FotoNation, the FotoNation logo and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Recurring and Episodic Revenue

Recurring revenue is defined as revenue from payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or other tribunals, and lump sum settlement payments. Although the royalty revenue reported by the Company’s licensees on a quarterly basis is generally not assured, for ease of reference, the Company refers to these revenues as “recurring revenue”.

Importantly, a source of episodic revenue may become a source of recurring revenue, when, for example, a company settles litigation with the Company by paying a settlement amount and entering into a license agreement that calls for an initial license fee and ongoing royalty payment over several years. In that scenario, the settlement amount would be episodic revenue, as would the initial license fee, and the ongoing royalties would be recurring revenue.

Discontinued Operations

In March of 2013, the Company announced the closure of its camera module assembly facility in Zhuhai, China and the consolidation of its manufacturing capabilities to Taiwan. The Company planned to continue to assemble lens barrels and make limited quantities of camera modules in the Taiwan facility, and rely on partners for high volume manufacturing. In August of 2013, the Company sold a significant portion of its Micro-Optics business based in Charlotte, NC. In January of 2014, the Company announced the cessation of all mems|cam manufacturing operations. This was the last manufacturing operation in the DigitalOptics business. The Company has classified the revenue and expenses related to the Zhuhai facility and the business in Charlotte as discontinued operations starting with the second quarter of 2013, classified the expenses of its Digital Optics business as discontinued operations starting with the first quarter of 2014, and also reclassified results from each of these facilities and businesses to discontinued operations for all prior reporting periods.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, restructuring and other related exit costs, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis.

Set forth below are reconciliations of non-GAAP net income (loss) to the Company’s reported GAAP net income (loss).

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$47,338	$73,722
Short-term investments	351,370	285,865
Accounts receivable, net	2,662	3,138
Short-term deferred tax assets	7,015	56
Current assets of discontinued operations	5,575	7,029
Other current assets	16,852	22,501

Total current assets	430,812	392,311

Property and equipment, net	4,363	9,481
Intangible assets, net	74,655	81,202
Long-term deferred tax assets	45,989	904
Long-term assets of discontinued operations	298	—
Other assets	406	855

Total assets	$556,523	$484,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,124	$3,209
Accrued legal fees	5,780	10,189
Accrued liabilities	11,104	23,535
Deferred revenue	9,406	1,149
Current liabilities of discontinued operations	11,507	407

Total current liabilities	39,921	38,489

Long-term deferred tax liabilities	520	520
Other long-term liabilities	2,108	5,307
Stockholders’ equity:
Common stock	57	55
Additional paid-in capital	564,231	530,762
Treasury stock	(89,910)	(39,918)
Accumulated other comprehensive income	(145)	133
Retained earnings (deficit)	39,741	(50,595)

Total stockholders’ equity	513,974	440,437

Total liabilities and stockholders’ equity	$556,523	$484,753

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Royalty and license fees	$93,334	$37,261	$218,883	$112,478

Total revenues	93,334	37,261	218,883	112,478

Operating expenses:
Cost of revenues	243	849	1,289	2,640
Research, development and other related costs	10,327	8,394	29,082	24,686
Selling, general and administrative	14,887	15,280	45,203	59,996
Litigation expense	5,821	12,698	22,986	44,111
Restructuring, impairment of long-lived assets and other charges	67	993	1,594	4,335

Total operating expenses	31,345	38,214	100,154	135,768
Operating income (loss) from continuing operations	61,989	(953)	118,729	(23,290)
Other income and expense, net	338	160	1,101	922

Income (loss) before income taxes from continuing operations	62,327	(793)	119,830	(22,368)
Provision for (benefit from) income taxes	(40,357)	33,363	(18,795)	25,571

Income (loss) from continuing operations	102,684	(34,156)	138,625	(47,939)
Income (loss) from discontinued operations, net of tax	6,012	(36,813)	(5,260)	(83,467)

Net income (loss)	$108,696	$(70,969)	$133,365	$(131,406)

Income (loss) per share:
Income (loss) from continuing operations:
Basic	$1.96	$(0.63)	$2.62	$(0.90)

Diluted	$1.93	$(0.63)	$2.59	$(0.90)

Income (loss) from discontinued operations:
Basic	$0.11	$(0.68)	$(0.10)	$(1.57)

Diluted	$0.11	$(0.68)	$(0.10)	$(1.57)

Net income (loss):
Basic	$2.07	$(1.31)	$2.52	$(2.47)

Diluted	$2.04	$(1.31)	$2.49	$(2.47)

Cash dividends declared per share	$0.10	$0.10	$0.82	$0.60

Weighted average number of shares used in per share calculations-basic	52,500	54,076	52,842	53,199

Weighted average number of shares used in per share calculations-diluted	53,286	54,076	53,519	53,199

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS

FROM GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP income (loss) from continuing operations	$102,684	$(34,156)	$138,625	$(47,939)
Adjustments to GAAP net income (loss):
Stock-based compensation - research, development and other related costs	600	142	1,889	562
Stock-based compensation - selling, general and administrative	2,545	1,416	6,399	6,217
Amortization of acquired intangibles - cost of revenues	118	824	1,061	2,472
Amortization of acquired intangibles - research, development and other related costs	1,414	1,079	3,678	3,232
Amortization of acquired intangibles - selling, general and administrative	3,067	2,891	9,033	8,704
Restructuring, impairment of long-lived assets and other charges	67	993	1,594	4,335
Non-GAAP tax adjustments (1)	(63,426)	—	(68,343)	—

Non-GAAP net income (loss) from continuing operations	$47,069	$(26,811)	$93,936	$(22,417)

Non-GAAP net income (loss) from continuing operations per common share - diluted	$0.87	$(0.48)	$1.72	$(0.42)

Non-GAAP weighted average number of shares used in per share calculations excluding the effects of stock-based compensation - diluted	54,351	55,402	54,512	53,199

(1)	The Company has disclosed a GAAP to Non-GAAP tax adjustment in the periods when the valuation allowance against deferred tax assets is reversed.

TESSERA TECHNOLOGIES, INC.

NET INCOME (LOSS) OF DISCONTINUED OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Product and service revenues	$—	$1,194	$32	$6,378

Total revenues	—	1,194	32	6,378

Operating Expenses:
Cost of revenues	—	1,808	21	12,265
Research, development and other related	253	13,324	5,807	45,403
Selling, general and administrative	263	2,986	2,642	9,931
Restructuring, impairment of long-lived assets and other charges	1,231	764	5,766	19,668
Impairment of goodwill	—	—	—	6,664

Total operating expenses	1,747	18,882	14,235	93,931

Other income and expense, net	198	258	685	318
Loss from discontinued operations before taxes	(1,549)	(17,430)	(13,519)	(87,235)
Provision (benefit) from income taxes	(7,561)	19,383	(8,259)	(3,768)

Net income (loss) from discontinued operations	$6,012	$(36,813)	$(5,260)	$(83,467)

TESSERA TECHNOLOGIES, INC.

EPISODIC AND RECURRING REVENUE

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Episodic	$46,000	$9,500	$112,371	$34,966
Recurring	47,334	27,761	106,512	77,512

Total revenues	$93,334	$37,261	$218,883	$112,478